                                   EXHIBIT B-1








                  ---------------------------------------------


                       AMENDED AND RESTATED

                               MANAGEMENT CONTRACT

                                 BY AND BETWEEN

                    PCA PROPERTY & CASUALTY INSURANCE COMPANY

                                       AND

                   HUMANA WORKERS COMPENSATION SERVICES, INC.

                  ---------------------------------------------





                               [________] 1, 2000

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE

1.  Duties of the Manager.........................................................................................1
         1.1  Claims Processing...................................................................................2
         1.2  Loss Statistical Analysis...........................................................................3
         1.3  Premium or Monies Collection........................................................................3
         1.4  Regulatory Liaison..................................................................................4
         1.5  Accounting to the Company...........................................................................4
         1.6  Preparation of Financial Statements; Books and Records..............................................4
         1.7  Retention of Accountants and Actuaries..............................................................5
         1.8  Case Management.....................................................................................5
         1.9  Ministerial Functions ..............................................................................5
         1.10  Information Systems  ..............................................................................5

2.  Limitation of Authority.......................................................................................5

3.  Relationship of the Parties...................................................................................6

4.  Claims Account................................................................................................7

5.  Expenses of the Manager.......................................................................................7

6.  Expenses of the Company.......................................................................................7

7.  Compensation of the Manager...................................................................................8

8.  Term..........................................................................................................8

9.  Budgets and Controls   .......................................................................................9

10.  Covenants ...................................................................................................9
         10.1  Use of Service Fees  ..............................................................................9
         10.2  Notice of Default    ..............................................................................9
         10.3  Conduct of Business  ..............................................................................9
         10.4  Taxes                ..............................................................................9
         10.5  Provision of Medical Care and Service Contracts....................................................9

11.  Licensing and Countersignature Requirements.................................................................10

12.  Amendment & Waivers   ......................................................................................10

13.  Assignment .................................................................................................10

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                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE

14.  Inspections ................................................................................................10

15.  Termination ................................................................................................10
         15.1  Due Cause Defined    .............................................................................10
         15.2  Termination for Breach; Cure Rights...............................................................11
         15.3  Termination With Notice...........................................................................11
         15.4  Remedies Upon Early Termination...................................................................12
         15.5  Additional Agreements Upon Termination............................................................13

16.  Limitation of Liability of the Company and its Agents.......................................................13

17.  Limitation of Liability of the Manager......................................................................13

18.  Special Administrator Provisions............................................................................13

19.  Errors and Omissions Insurance..............................................................................14

20.  Notices ....................................................................................................14

21.  Arbitration ................................................................................................14
         21.1  Resolution of Disputes............................................................................14
         21.2  Composition of Panel .............................................................................15
         21.3  Appointment of Arbitrators........................................................................15
         21.4  Failure of Party to Appoint Arbitrator............................................................15
         21.5  Choice of Forum      .............................................................................15
         21.6  Submission of Dispute to Panel....................................................................15
         21.7  Procedure Governing Arbitration...................................................................15
         21.8  Arbitration Award    .............................................................................15
         21.9  Cost of Arbitration  .............................................................................16
         21.10  Tolling of Statutes of Limitation................................................................16

22.  Service of Process    ......................................................................................16

23.  Regulatory Notices    ......................................................................................16

24.  Divisibility          ......................................................................................16

25.  Headings              ......................................................................................16

26.  Governing Law         ......................................................................................16

27.  Entire Agreement      ......................................................................................16

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE

28.  Counterparts   ............................................................................................16

MANAGEMENT CONTRACT        ......................................................................................1
         Calendar Year   ........................................................................................2

                    AMENDED AND RESTATED MANAGEMENT CONTRACT

         THIS AMENDED AND RESTATED MANAGEMENT CONTRACT ("Agreement"), effective as of the 1st day of [_______], 2000 (the "Effective Date"), by and between PCA PROPERTY & CASUALTY INSURANCE COMPANY, a Florida corporation (the "Company"), and HUMANA WORKERS COMPENSATION SERVICES, INC., a Florida corporation (the "Manager").

         RECITALS:

         A. The Company is a Florida-domiciled property and casualty stock insurer.

         B. The Manager is a licensed insurance administrator and agent and has expertise, systems, and personnel to provide comprehensive management for the Company's insurance business.

         C. The Company and the Manager are parties to a Management Contract dated as of January 1, 1996, pursuant to which the Manager was retained to manage the Company's insurance operations, subject to the supervision of the Company (the "Original Agreement").

         D. Pursuant to a Stock Purchase Agreement, dated as of December __, 1999 ("Stock Purchase Agreement") among Physicians Corporation of America, a wholly-owned subsidiary of Humana Inc. ("Humana") and the sole shareholder of the Company ("PCA"), Humana and Folksamerica Holding Company, Inc. ("Folksamerica"). PCA sold to Folksamerica on the date hereof all of the issued and outstanding capital stock of the Company (the "Acquisition").

         E. The parties hereto now desire to amend, restate and replace the Original Agreement in its entirety in conjunction with the Acquisition, upon and subject to the terms and conditions set forth in this Agreement.

         AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties hereby agree as follows:

         1. DUTIES OF THE MANAGER. The Manager undertakes, by itself and through its subcontractors, to provide to the Company comprehensive management and administration of the Company's insurance business, subject to the terms and conditions stated herein and the corporate policies promulgated from time-to-time by the Company. Company shall have the right to approve the appointment of all subcontractors who provide material services for Manager under this Agreement. Without limiting the generality of the foregoing, the Manager shall perform the following services, except as the Company may from time to time otherwise expressly direct.

                  1.1 CLAIMS PROCESSING. The Manager shall provide comprehensive claim processing, administration, adjusting, and settlement services for the Company, subject to the limitations contained in this Agreement and as stated (and communicated in writing to the Manager) in the policies and procedures (consistent with the terms and conditions contained in this Agreement) developed and promulgated from time to time by the Company. Without the prior approval of the Company, the Manager has no authority to pay or commit the Company to pay a claim over a specified amount other than as set forth in Exhibit B. Without limiting the generality of the foregoing, the Manager shall:

                  (a) give the Company prompt written notice after the Manager has actual notice of any demand, action, suit, or proceeding raised, brought, overtly threatened, made, or commenced against the Company that relates to any matter to which the provisions of this Agreement apply;

                  (b) fully investigate and adjust all claims against the Company for coverage or benefits under its policies;

                  (c) report to the Company in a timely manner as set forth in Exhibit B;

                  (d) use only properly licensed adjusters to adjust claims;

                  (e) notify the Company as soon as it becomes known to the Manager that a claim:

                           (1)  exceeds the limits set by the company in
Exhibit B;

                           (2) could potentially involve a coverage dispute;

                           (3) exceeds the Manager's claims settlement
authority; or

                           (4) is closed by payment of an amount awarded by final judgment of a tribunal of competent jurisdiction (and not appealed or subject to appeal) or an amount set or agreed to by the Company;

                  (f) pursue all salvage and subrogation rights of the Company, and forward the proceeds from all such recoveries to the Company, or deposit them to its fiduciary account if the check is made payable to Manager and immediately forward such proceeds to the Company, upon receipt;

                  (g) submit and prosecute to completion claims for reimbursement or recovery from the Florida Special Disability Trust Fund, and forward all proceeds thereof to the Company, or deposit them to its fiduciary account if the check is made payable to the Manager and immediately forward such proceeds to the Company, upon receipt and immediately forward to the Company;

                  (h) pay claims and allocated loss adjustment expenses only on drafts of and as authorized by the Company (the Company shall maintain a funded claims account for this purpose);

                  (i) ensure that any draft prepared by the Manager, its agents, or its employees is signed and issued in accordance with the procedures and limitations set forth in Exhibit B to this Agreement and incorporated herein;

                  (j) adjust all claims according to applicable state law, the terms and conditions of the Company's policies of insurance, and any written standards provided by the Company;

                  (k) provide the Company, no later than the 10th business day of each month, with management information reports for the preceding month which include a loss run, a check register, a reserve transaction journal, and such other information as the Company may reasonably request; and

                  (l) the Manager shall not have authority, nor shall any person appointed by the Manager have authority, to amend the Company's policies of insurance, or contracts of assumed or ceded reinsurance or waive any such insurance policy or contract provision or condition without the Company's express written consent.

                  1.2  LOSS STATISTICAL ANALYSIS.

                  (a) The Manager shall provide professional staff for claims management coordination under a risk management program, including, but not limited to, for loss statistical analysis and, in an advisory capacity to management of the Company, propose the establishment of policies relating thereto.

                  (b) The Manager agrees to compile and furnish, and where appropriate file, all pertinent statistical information as from time-to-time requested by the Company in the form reasonably required by the Company, including specifically, but without limitation, data required for submission to or use by the National Council on Compensation Insurance, any other rating bureau or service used by the Company, and the National Association of Insurance Commissioners and its operating divisions or instrumentalities such as the Securities Valuation Office.

                  (c) The Manager shall be responsible for conducting quality assurance programs for all premium, accounting, and statistical reports and all policy transactions to assure compliance with all terms of this Agreement and reconciliation procedures.

                  1.3  PREMIUM OR MONIES COLLECTION.

                  (a) The Manager shall remit to the Company all premiums or other monies received or collected on business subject to this Agreement by the Manager or by agents contracted by the Manager on behalf of the Company, whether or not collected directly by the Manager or by agents from insureds. All such premiums or other monies received by the Manager pursuant to this Agreement shall be held by the Manager as bailee thereof in a fiduciary capacity for the Company.

                  (b) All monies received on behalf of the Company shall be promptly deposited in the Company's bank account or in a fiduciary account for immediate transfer to the Company account if the check is made payable to the Manager. The Manager shall not commingle any premium monies collected pursuant to this Agreement with operating funds or funds held by the Manager in any other capacity. The Manager shall procure and maintain a fiduciary account dedicated to monies collected on behalf of the Company for deposit in the Company account in the event monies belonging to the Company are made payable to the Manager.

                  (c) The Manager shall conduct premium audits and adjustments on the Company's behalf, whether called for by the policy terms or at the initiative of the Manager or the Company, and report to the Company the results thereof.

                  (d) The Company and Manager may, by written notice to the other, offset any balance or balances due from the Manager or from the Company under this Agreement with any balance the Company or Manager holds and that is then due and payable to the Manager or the Company, as the case may be.

                  1.4 REGULATORY LIAISON. As and when requested by the Company, the Manager shall act as a liaison between the Company and the Florida Department of Insurance (the "Department") and any other regulatory or governmental body or authority to facilitate compliance by the Company with applicable provisions of law and to submit information, reports, and filings required or requested by any such body or authority.

                  1.5 ACCOUNTING TO THE COMPANY. The Manager shall provide, no later than the 10th business day of each month, a detailed accounting to the Company of all monies, funds, securities, and similar instruments handled in the Company's name or on its behalf for or during the prior month.

                  1.6  PREPARATION OF FINANCIAL STATEMENTS; BOOKS AND RECORDS.

                  (a) The Manager shall keep complete and accurate records of the Company's business subject to this Agreement, including but not limited to all policy claims and financial records. The policy and premium records so retained by the Manager on behalf of the Company shall be in hard copy form, microfilm, electronic format, or other generally accepted information storage medium, as well as in any reasonable back-up form requested by the Company.

                  (b) The Manager also shall prepare and maintain the books and records of the Company on behalf of the Company, including without limitation all accounting records and reports, general and other ledgers, financial statements, and statutory financial reports and filings. The Company and its designated consultants and advisors shall have the right to examine such books, files, and records at any time and to make copies of such records as it may deem necessary, at its cost and expense. All books, accounts, or other documents relating to the business of the Company, except computer software systems and the books and records of Manager, are the property of the Company whether paid for by it or not. The Department shall be permitted reasonable access upon proper request to books, bank accounts, and records of the Manager to which it is entitled under applicable law. The records shall be retained in accordance with the Florida Insurance Code and the Internal Revenue Code in accordance with procedures established from time to time. No provision of this Agreement shall be construed or operate to waive or relinquish any legal privilege, proprietary right, or business confidence of the Company.

                  1.7 RETENTION OF ACCOUNTANTS AND ACTUARIES. The retention of any accountants and actuaries shall be made by the Company at its expense. The Manager shall keep financial records of the Company open for examination by the Company and its accountants, auditors and actuaries to examine the financial condition and results of operation of the Company in accordance with statutory accounting principles.

                  1.8 CASE MANAGEMENT. The Manager shall perform the specific services relating to on-site case management, and network access for fees outlined in Exhibit A attached hereto, and these fees will be assigned to Allocated Loss Adjustment expenses. All managed care services will be provided in accordance with AHCA provisions, inclusive of maintaining AHCA approvals.

                  1.9 MINISTERIAL FUNCTIONS. The Manager shall obtain or furnish and supervise the performance of such ministerial and incidental functions in connection with the administration of the Company as may be agreed upon by the Manager and the Company.

                  1.10 INFORMATION SYSTEMS. Manager shall maintain the computer hardware and the software licenses described on Schedule 1.10 hereto, and upon termination of this Agreement, Manager shall use its reasonable best efforts to provide to the Company access to the systems and the data contained therein. [Schedule 1.10 is to be provided for review of the Company prior to the Closing Date of the Stock Purchase Agreement.]

         2. LIMITATION OF AUTHORITY. In addition to any other limitations expressly contained in this Agreement, any Exhibit hereto, bulletin, or instruction which may be issued from time to time by the Company to the Manager consistent with this Agreement, and except as otherwise permitted by this Agreement, the Manager has no authority to and shall not:

                  (a) Make, accept or endorse notes or otherwise incur any liability which is not incurred in the ordinary course of business of the Manager on behalf of the Company in accordance with this Agreement.

                  (b) Waive a forfeiture or issue a guaranty for or on behalf of the Company, other than as permitted expressly in writing by the Company.

                  (c) Extend the time for the payment of premiums or other monies due the Company.

                  (d) Institute, prosecute, defend, or maintain any legal proceedings in connection with any matter on behalf of the Company; provided, that at the Company's request (which may be a continuing or standing request) the Manager shall conduct such proceedings, at the Company's expense and subject to its direction, respecting collection of premiums, defense of claims under the Company's business, and other matters deemed routine or otherwise designated by the Company for this purpose.

                  (e) Directly or indirectly solicit, sell, offer, bind, issue or deliver any insurance or reinsurance or buy retrocessional coverage for the Company without the approval of the Company.

                  (f) Transact business, or cause the Company to transact business, in contravention of applicable laws, rules, lawful orders, or regulations or in contravention of written instructions issued by the Company to Manager consistent with this Agreement and as agreed from time to time.

                  (g) Hold itself out as an agent of the Company in any other manner, or for any other purpose, other than as specifically authorized or permitted by or in accordance with this Agreement or as otherwise expressly authorized by the Company from time to time.

                  (h) Waive or forgive premium payment.

                  (i) Withhold or use of its own purposes (except as authorized in this Agreement) any monies or property of the Company.

                  (j) Offer or pay any rebate or return of premium other than as prescribed by the Company's policies of insurance.

                  (k) Bind (or commit to bind) coverage subsequent to its effective date without express approval of the Company.

                  (l) Appoint any agent or producer.

                  (m) Permit agents or sub-agents of the Company to serve on the Manager's Board of Directors.

                  (n) Endorse checks that are payable to the Company or its order, except that the Manager may endorse such checks for deposit into a fiduciary bank account where such checks are received on behalf of the Company but made payable to the Manager. The Manager shall endorse and deposit in the account on behalf of the Company all premium checks or other monies received on behalf of the Company that are made payable to the Manager or its order.

                  (o) Commit the Company to any claims compromise or settlement from a reinsurer without express approval of the Company.

         3. RELATIONSHIP OF THE PARTIES. The Company and the Manager are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them partners or joint venturers or to impose any liability of such on either of them. The Manager shall perform its duties hereunder as an independent contractor and, except as herein expressed or as hereafter expressly authorized by the Company, not as an agent of the Company, but the Manager may act and hold itself out as the Company's agent to the extent and for the purposes so authorized. The Manager shall be free to exercise independent judgment as to the time, place, and manner of servicing policyholders, administering, adjusting, and settling claims, and otherwise performing its duties under this Agreement. However, the Manager shall perform its duties at all times in accordance with this Agreement.

         4. CLAIMS ACCOUNT. The Company shall maintain a funded or zero-balance fiduciary claims account upon which the Manager shall draw drafts as described in Section 1 of this

Agreement. The Company shall, if necessary, deposit additional funds into the claims account on a daily or weekly basis to maintain it at a level sufficient to allow the Manager to pay claims under Section 1.1(g) and to carry out its obligations under this Agreement. The Manager shall regularly provide information and estimates to the Company to enable the Company to maintain the claims account at an appropriate level. The Company shall provide to the Manager such information as is necessary for the Manager to draw drafts on the Account and shall from time to time designate to the Manager blocks of draft numbers for the Manager to use in discharging its obligations under this Agreement.

         5. EXPENSES OF THE MANAGER. Without regard to the amount of compensation earned or received hereunder by the Manager, the Manager shall bear the following expenses, provided that the Manager may receive reimbursement for all or an allocated portion of such expenses as is expressly provided elsewhere in this Agreement.

                  (a) Employment expenses of personnel or subcontractors employed by the Manager to render services required to be rendered or furnished to the Company hereunder, including, but not limited to, salaries, wages, payroll taxes, mandatory insurances, and costs of employee benefit plans and temporary help expenses.

                  (b) Rent, telephone, utilities, office furniture, equipment, machinery (including computer hardware and software to the extent utilized), and other office expenses of the Manager.

                  (c) Miscellaneous administrative and overhead expenses relating to performance by the Manager of its functions hereunder.

                  (d) Expenses of professional advisors and consultants engaged or retained by the Manager for its purposes and not on behalf of the Company.

                  (e) Taxes payable in respect of the income, operations, and properties of the Manager, and any costs, fines, or penalties imposed on or paid by Manager because of its actual or alleged conduct or operations.

         6. EXPENSES OF THE COMPANY. Except as expressly otherwise provided in this Agreement, the Company shall pay all of its expenses not assumed by the Manager. Without limiting the generality of the foregoing, it is specifically agreed that the following expenses relating to the business and operations of the Company shall be paid or reimbursed by the Company and shall not be borne by the Manager.

                  (a) All filing fees, taxes, assessments, and impositions applicable to the Company or its business, including specifically, but without limitation, premium taxes, intangible taxes, and guaranty fund, assigned risk plan, and Special Disability Trust Fund assessments.

                  (b) All premiums and consideration for reinsurance.

                  (c) All expenses of organizing, financing, converting, reorganizing, liquidating, or terminating the Company.

                  (d) All expenses in the payment and settlement of claims, together with expenses properly classified or accounted for as allocated loss adjustment expenses (as further described in Sections (3)(a) and (3)(b) of Exhibit A attached hereto), but not including expenses properly classified as or accounted for as unallocated loss adjustment expenses.

                  (e) All expenses for Company membership requested by the Company in any board, bureaus, associations, or joint underwriting or assigned risk plan, including the National Council on Compensation Insurance, Inc., Insurance Services Office, Inc., and any other such organizations to which the Company subscribes or approves its subscription but not including memberships necessary for the Manager to fulfill its obligations under this Agreement.

                  (f) All costs and expenses including professional fees for legal, accounting, and actuarial services rendered from time to time for the Company by any legal, accounting, or actuarial firm engaged and approved in writing by the Company.

                  (g) Audits and examination fees of the Company by the Department or any other regulatory or governmental entity respecting the Company.

                  (h) All assessments, charges, or impositions by or for guaranty associations, residual market mechanisms, the Florida Hurricane Catastrophe Fund, and all other similar entities.

                  (i) All expenses, fees, or assessments charged by A.M. Best or any similar rating agency in connection with securing listings and ratings for the Company.

                  (j) All promotional and advertising expenses initiated by the Company.

         7. COMPENSATION OF THE MANAGER. The Company shall pay to the Manager as compensation for services rendered to the Company under the terms of this Agreement, the amounts listed on Exhibit A. All fees shall be payable monthly unless the Manager otherwise expressly agrees.

         8. TERM. This Agreement shall commence as of the Effective Date and continue in force and effect for 15 years, unless the insurance reserves of the Company are equal or greater than $10,000,000, in which case, this Agreement shall continue to be in force and all of its terms and provisions shall remain enforceable until such time as such reserves are less than $10,000,000, or unless sooner terminated (a) by written agreement of the parties or (b) pursuant to Section 15 or any other provision of this Agreement expressly providing for termination. Provided, however, in the event of the termination of this Agreement, the Manager shall continue to administer and provide the services agreed pursuant to the terms hereof for a reasonable period of time, not to exceed 30 days, to enable the Company to find a suitable replacement to perform such services.

         9. BUDGETS AND CONTROLS. For so long as this Agreement is in effect, the Manager shall submit to the Company (a) not less than 30 days prior to December 31 of a year, a detailed operating budget for the Manager's current and next succeeding fiscal year, showing without limitation the Manager's plans and ability to fulfill its obligations under this Agreement as they come due, and thereafter (b) quarterly and annual audited financial statements prepared in accordance with generally accepted accounting principles showing the Manager's financial condition, results of operation, and cash flow for the quarter or year last ended, as applicable. Annual financial statements shall be audited; quarterly statements need not be audited. The Company shall be entitled to review and audit, through its employees and agents (including independent accountants and auditors) the books, records, and financial statements of the Manager, and the Manager shall cooperate fully therein.

         10.  COVENANTS.

                  10.1 USE OF SERVICE FEES. Except as otherwise permitted herein, the Manager will use the Service Fees provided on Exhibit A to meet the working capital and general corporate needs of the Manager.

                  10.2 NOTICE OF DEFAULT. The Manager will give prompt notice in writing to the Company of (a) the occurrence or any default or (b) the occurrence of any other development, financial or otherwise which could reasonably be expected to result in a default or affect the ability of the Manager to provide the services to Company contemplated herein.

                  10.3 CONDUCT OF BUSINESS. The Manager will (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of business as it is presently conducted and shall not establish any subsidiary or make any material investment in any other company without prior consent of the Company, which consent will not be unreasonably withheld, (b) not conduct any significant business except for insurance or insurance related services, (c) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction in which its business is conducted and (d) do all things necessary to renew, extend and continue in effect all licenses which may at any time and from time to time be necessary to conduct business in compliance with this Agreement and all applicable laws and regulations.

                  10.4 TAXES. The Manager will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property.

                  10.5 PROVISION OF MEDICAL CARE AND SERVICE CONTRACTS. The Manager will furnish to the Company, upon request therefor, copies of each contract to which the Manager is a party relating to the provision of medical care and related procedures, which the Manager utilizes in connection with its settlement and evaluation of claims on behalf of the Company or to which Claimants are referred by the Manager.

         11.  LICENSING AND COUNTERSIGNATURE REQUIREMENTS.

                  (a) The Manager represents and warrants that it now has, and it agrees to maintain during the term of this Agreement, the license or licenses necessary to perform its obligations under this Agreement. If the Manager complies with licensing laws by using the license of a principal, director, officer, or employee, then the Manager warrants and guarantees that the licenses will comply with all requirements of this Agreement and specifically with this paragraph, and the Manager will be responsible to the Company to the same extent as if the applicable license were held directly by the Manager. In the event that any license the Manager uses and requires to fulfill the requirements of the Agreement expires, terminates, or is suspended for any reason, and the Manager does not use another of its licenses or the license of a principal, director, officer, or employee, then the Company may terminate this Agreement and avail itself of any rights provided under section 15 hereof.

         12. AMENDMENT & WAIVERS. This Agreement may not be amended, modified, terminated, or discharged in whole or in part, except by an instrument in writing signed by both parties hereto or their respective successors or assigns. No waiver of any right, remedy, or benefit provided or accruing to either party under this Agreement shall be effective unless in writing and executed by the party against which it operates.

         13.  ASSIGNMENT.

Neither party may assign this Agreement in whole or in part without the prior written consent of the other, which shall not be unreasonably withheld. Company may assign its rights under this Agreement to Folksamerica or any affiliate within Folksamerica , without the consent of Manager, provided that the assets of the Company are also transferred to Folksamerica or such affiliate and Folksamerica or such affiliate, as the case may be, remains financially viable. Further, Manager may assign its rights under this Agreement to Humana or any affiliate of Humana, without the consent of the Company, provided that Humana, or such affiliate of Humana, as the case may be, remains financially viable.

         14. INSPECTIONS. The Company may conduct on-site reviews of the operations of the Manager. The Company shall provide the Manager with a copy of the reviews as soon as they are completed.

         15.  TERMINATION.

                  15.1 DUE CAUSE DEFINED. Either party may terminate this Agreement at any time for Due Cause committed by the other party. "Due Cause" shall mean:

                  (a) Willful misconduct by the other with respect to a matter that is a subject of this Agreement;

                  (b) Negligence or recklessness in the performance of the other's material duties under this Agreement;

                  (c) Any act, error, or omission, whether intentional or unintentional, by the other, its officers, directors, employees, or sub-agents, that places the Company or the Manager, as the case may be, in violation (not promptly cured) of any applicable law, rule, regulation, or lawful and binding order of the Department, other regulatory agency or authority, or court of competent jurisdiction in any material respect.;

                  (d) Any breach, non-performance, or violation by the other, or its officers, directors, employees, or its sub-agents, of any material provision, term or condition hereof;

                  (e) The Manager's persistent failure to follow in a material respect a lawful directive of the Company that is called for by or not inconsistent with this Agreement; or

                  (f) (i) the sale, merger, consolidation, share exchange or other transaction where, immediately following such transaction, there is a change of ownership or control of more than 50% of the voting securities of the Manager or the Company, as the case may be, or (ii) there is a sale of all or substantially all of the assets of the Manager or the Company, as the case may be, without making provision for the assumption by the acquiror of all liabilities and obligations of the Manager or the Company, as the case may be, under this Agreement; provided, the Manager shall have no reason to withhold its consent to any of the foregoing transactions if the proposed transaction does not, or is not reasonably likely to, adversely affect the Manager's rights to receive the compensation, bonuses and other benefits provided for in this Agreement; provided, further, the Company shall have no reason to withhold its consent to any of the foregoing transactions if the proposed transaction does not, or is not reasonably likely to, adversely affect the Company's rights provided for in this Agreement. The parties hereby agree that Due Cause shall not exist for termination of this Agreement for any change of control in Humana or Folksamerica.

                  15.2 TERMINATION FOR BREACH; CURE RIGHTS. Before a party may terminate this Agreement, the party must permit the other to rectify such breach, non-performance, or violation within a reasonable period, not to exceed 30 days unless extended by agreement of the parties. If the party fails to cure such breach within such period, this Agreement shall terminate on the effective date of the termination as provided in the termination notice.

                  15.3 TERMINATION WITH NOTICE. Notwithstanding the foregoing, either party may terminate this Agreement immediately by giving written notice of termination to the other party at its address if the other should:

                  (a) Be adjudged bankrupt or not cause to be dismissed a bankruptcy petition within 60 days after it is filed;

                  (b) Have a receiver of its business, assets or property appointed for purposes of liquidation because of insolvency or other grounds permitted by law;

                  (c)  Make a general assignment for the benefit of creditors;

                  (d) Suffer any judgment in an amount in excess of $250,000.00 against it which remains unsatisfied, unbonded, or not stayed pending appeal for 30 days or longer; or

                  (e) Institute or suffer to be instituted and not dismissed within 60 days any proceedings for the reorganization or arrangement of its affairs.

                  (f) Failure of Manager to carry errors and omissions insurance as set forth in Section 19, below, and to maintain a fidelity bond providing for coverage of at least $5,000,000.

                  15.4  REMEDIES UPON EARLY TERMINATION.

                  (a) Upon termination of this Agreement, unless otherwise stipulated in writing by the Company, the Manager shall account to the Company for all monies or other transactions unaccounted for at the time of termination or arising thereafter with respect to the Company's business. Except as provided in Section 15.4(b), the Manager shall be entitled to its agreed compensation and any reimbursable costs expended by Manager in accordance with the terms of this Agreement up to and including the date of termination.

                  (b) Upon termination of this Agreement by the Company for Due Cause, the Manager shall:

                           (1) be entitled to any reimbursable costs expended by Manager in accordance with the terms of this Agreement up to and including the date of termination;

                           (2) forfeit any and all rights to any bonus compensation pursuant to Section 2 of Exhibit A of this Agreement, except bonus compensation earned up to the date of termination as established pursuant to an actuarial report prepared as of the termination date;

                           (3) forfeit any and all rights to receive future fees payable pursuant to Section 3 of Exhibit A to this Agreement;

                           (4) forfeit any and all rights to receive future fees payable pursuant to Section 1 of Exhibit A to this Agreement; and

                           (5) reimburse the Company fees paid pursuant to
         Section 1 of Exhibit A of this Agreement based upon the schedule:



                                                  Total Due
If terminated year 1.........................  $      750,000
If terminated year 2.........................  $      650,000
If terminated year 3.........................  $      750,000
If terminated year 4.........................  $      850,000
If terminated year 5.........................  $      950,000
If terminated after 5 years..................  $            0

                  (c) The parties hereby acknowledge and agree that the damages for lost opportunity to earn bonus payments which Manager would suffer or incur upon the termination of this Agreement within the first two years of the term of this Agreement by the Company without Due Cause or by the Manager for Due Cause would be substantial but difficult or impossible to ascertain or determine. The parties stipulate that in any such event, the Company shall pay to the Manager $5,000,000 as damages for its lost opportunity to earn the bonus payments provided for in this Agreement. The parties further acknowledge and agree that such payment by the Company constitutes liquidated damages for the lost opportunity to earn bonus payments and not a penalty for any such breach by the Company and the resulting termination of this Agreement.

                  15.5  ADDITIONAL AGREEMENTS UPON TERMINATION.

                  (a) If such action is reasonably necessary to protect the business of the Company or the value of the Subject Business, the Company may suspend claims settlement authority of the Manager during the pendency of any bona fide dispute over the cause for or propriety of termination.

                  (b) Any termination shall not affect the rights and obligations of the parties as to transactions or acts by either party prior to the effective date of termination or relieve either party's obligation on policies during the pendency of any dispute over the cause of termination, unless otherwise agreed to by the parties.

                  (c) Any right of termination or cancellation belonging to any party may be exercised without prejudice to any other right or remedy to which the terminating or canceling party may be entitled at law or under this Agreement.

         16. LIMITATION OF LIABILITY OF THE COMPANY AND ITS AGENTS. No personal liability shall accrue to the Company's directors, officers, or employees, arising out of the performance of their responsibilities under this Agreement.

         17. LIMITATION OF LIABILITY OF THE MANAGER. The Manager assumes no responsibility, and shall not be responsible for any decision or election of the Company (whether by act or omission) to follow or decline to follow any advice or recommendation of the Company.

         18. SPECIAL ADMINISTRATOR PROVISIONS. The Manager is deemed to be an administrator, as defined by SS 626.88, Florida Statutes, for purposes or by virtue of entering into and performing this Agreement, but only to the extent that such provisions apply to the functions performed by Manager under this Agreement within the meaning of SS 626.882(2)(a), F.S.

                  (a) All monies received by the Manager on behalf of or for the Company, and any return premiums received from or on behalf of the Company shall be held in a fiduciary capacity. Any such funds shall be immediately remitted to the person or persons entitled to them or deposited promptly in a fiduciary account maintained by Manager in a financial institution. If charges or premiums deposited in such an account are collected on behalf of more than one insurer, the Manager shall keep records clearly recording the deposits and withdrawals on behalf of each insurer and shall, upon request, furnish any such insurer with copies of records pertaining to its deposits and withdrawals. Manager may not pay claims from any such fiduciary account. Withdrawals from any such account shall be made in accordance with this Agreement. Any claims paid by Manager from funds collected on behalf of the Company shall be paid on drafts of, and as authorized by the Company.

                  (b) Until six years or such longer period as required by law after the termination or expiration of this Agreement, Manager shall maintain in its principal office, and in accordance with prudent standards of insurance record keeping, this Agreement and adequate books and records of all transactions with the Company and its policyholders. The Department shall have access to such books and records for purposes of examination, audit, and inspection, to the extent and under the conditions provided in the Florida Insurance Code.

                  (C) Any policies, certificates, booklets, termination notices, or other written communications delivered by the Company to Manager for delivery to Company policyholders shall be so delivered promptly after Manager's receipt of delivery instructions.

         19. ERRORS AND OMISSIONS INSURANCE. Commencing on the Effective Date and continuing during the term of this Agreement and for a period of three (3) years subsequent to the date of termination of this Agreement for any reason, the Manager shall maintain errors and omissions insurance (with the Manager and the Company as named insureds) with a policy limit of $15,000,000, with a deductible no greater than $25,000 per claim, with a $100,000 annual AGGREGATE deductible, under a current policy issued by an insurer reasonably acceptable to the Company. Said policy shall provide coverage for errors and omissions for all claims adjusting and administrative services performed by the Manager under this Agreement. Deductibles, if paid in the future, shall be paid by the Manager. A copy of the policy shall be furnished to the Company. In the event such policy is canceled or non-renewed during the Term of this Agreement, the Manager will provide notice to the Company, which notice shall be received at least 30 days prior to such termination of non-renewal.

         20. NOTICES. Any notices, reports, or other communication required to be given hereunder shall be in writing unless some other method of giving such notice, report, or other communication is accepted by the party to which it is given and shall be given by being delivered at its principal business address or another address requested by the recipient.

         21.  ARBITRATION.

                  21.1 RESOLUTION OF DISPUTES. Any dispute between the Company and the Manager arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Section. Either party may initiate arbitration of any dispute arising out of the provisions of this Agreement by giving written notice to the other party, by registered mail, return receipt requested, of its intention to arbitrate and of its appointment of an arbitrator in accordance with Section 21.3.

                  21.2 COMPOSITION OF PANEL. Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections
21.3 and 21.4

                  21.3 APPOINTMENT OF ARBITRATORS. The members of the arbitration panel shall be chosen from persons knowledgeable in the insurance and reinsurance business. The party requesting arbitration (hereinafter referred to as the "claimant") shall appoint an arbitrator and give written notice thereof, by registered mail, return receipt requested, to the other party (hereinafter referred to as the "respondent") together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen
(15) days after the receipt of the notice of intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an umpire. If, within twenty (20) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be appointed by the President of the American Arbitration Association. The umpire shall participate in all proceedings and have the same power and authority as the other arbitrators selected by the claimant and respondent.

                  21.4 FAILURE OF PARTY TO APPOINT ARBITRATOR. If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be appointed by the President of the American Arbitration Association, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 21.3.

                  21.5 CHOICE OF FORUM. Any arbitration instituted pursuant to this Article shall be held in New York, New York .

                  21.6 SUBMISSION OF DISPUTE TO PANEL. Unless otherwise extended by the arbitration panel, or agreed to by the parties, each party shall submit its case to the panel within thirty (30) days after the selection of an umpire.

                  21.7 PROCEDURE GOVERNING ARBITRATION. All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence. The panel shall have the power to fix all procedural rules relating to the arbitration proceeding. In reaching any decision, the panel shall give due consideration to the customs and usage of the insurance and reinsurance business.

                  21.8 ARBITRATION AWARD. The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding, which decision shall be in writing, stating the reasons therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding. Judgement on the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of such award or any order of enforcement, as the case may be.

                  21.9 COST OF ARBITRATION. Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other parties the expense of the umpire and the arbitration.

                  21.10 TOLLING OF STATUTES OF LIMITATION. All applicable statutes of limitation shall be tolled while the procedures specified in this
Section 21 are pending. The parties shall take such action, if any, required to effectuate such tolling.

         22. SERVICE OF PROCESS. In the event any legal process or notice is served on the Manager in a suit or proceeding against the Company, the Manager shall forthwith forward such process or notice, in a timely fashion and by registered or certified mail, to the Company's office as hereinabove specified, or to such other address as the Company may have previously specified to the Manager in writing by notice in accordance with this Agreement.

         23. REGULATORY NOTICES. The Manager shall forward promptly to the Company all correspondence pertaining to this Agreement, the Company or the Company's business received from any government authority or regulatory agency.

         24. DIVISIBILITY. If any provision hereof shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof.

         25. HEADINGS. Paragraph headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning of this Agreement.

         26. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida as at the time in effect.

         27. ENTIRE AGREEMENT. This Agreement and the attached Schedules and Exhibits set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, written or oral, respecting such subject matter.

         28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties have hereunder set their hands and seals, each through a duly authorized representative.



                                          PCA PROPERTY & CASUALTY INSURANCE
                                          COMPANY


                                          By:
                                              ----------------------------------
                                          Title:
                                                 -------------------------------


                                          HUMANA WORKERS COMPENSATION
                                          SERVICES, INC.


                                          By:
                                              ----------------------------------
                                          Title:
                                                 -------------------------------

                                    EXHIBIT A
                                       TO
                               MANAGEMENT CONTRACT


HWCS  SERVICE FEE PROVISIONS:

In return for the above services provided by Manager pursuant to this Agreement, the Company will provide to Manager the following service fees:

(1) The recorded ULAE amount on Company balance sheet at the date of close of the Company and the PCA Stock Purchase Agreement, plus an additional $3,000,000 in service fees payable to Manager. The recorded ULAE as of October 31, 1999 was $9,374,000 which will be reduced prior to the date of close by periodic adjustments to reflect reimbursements to the Manager for direct ULAE costs. Such reimbursements are estimated to be $350,000 to $450,000 per month.

     The payment of those fees shall be in six month intervals as follows:


                        DATE                                           PAYMENT
Close................................................                               $3,000,000

6 months after close.................................                               $3,000,000

12 months after close................................                               $1,000,000

18 months after close................................                               $1,000,000

24 months after close ...............................                                 $500,000

30 months after close................................                                 $500,000

36 months after close ...............................                                 $500,000

42 months after close ...............................                                 $500,000

48 months after close ...............................  One-half of Balance of ULAE
                                                       Account

54 months after close ...............................  Balance of ULAE Account


(2) The Company and Manager will enter into a bonus arrangement which allows for both parties to share in the incremental savings produced by the efforts of Manager.

The intent of the periodic bonus calculation will be to determine and share the cumulative net increase in statutory book value attributable to the value added service efforts of the Manager. To this end the following formula will serve as a base for this calculation which will be made cumulatively from the date of close using page 4 of the Annual Statement - audited:


Net income before income taxes (line 14)                                                                    $XXXXXX

Less, net investment gain or loss (line 9A)                                                                     XXX

Plus, $5,000,000 to reflect purchase price concession (this adjustment to be made in the bonus calculations for the first three years
          for a maximum adjustment of $15,000,000)*                                                       5,000,000

Plus or minus the difference in Losses incurred (line 2 and line 12 as it relates to loss portfolio transfers) resulting from replacing the amount included for ending reserves with that amount representing the independent actuaries' recommended reserve level
     (i.e., "best estimate") ..                                                                            XXX
                                                                                                         XXXXXX
                                                                                                          @ 25%
                                                                                                         XXXXXX

Less, amount paid as medical access fees (item 3(A) below)                                                      XXX

Total Amount Payable to Manager                                                                             $XXXXXX

* Assumes that no prior reserve reductions are restored before the date of close.

The bonus calculation will be performed annually by March 15th of each year and payable on April 1st of each year based on the following table.


                                                        CALENDAR YEAR
                          2000         2001           2002          2003           2004          2005         2006
--------------------  ------------ -------------  ------------- -------------  ------------- ------------ ------------
Payment date            April 1,     April 1,       April 1,      April 1,       April 1,      April 1,     April 1,
                          2001         2002           2003          2004           2005          2006         2007
--------------------  ------------ -------------  ------------- -------------  ------------- ------------ ------------
% of Cumulative           50%           65%            80%           90%            95%          100%         100%
bonus payable
--------------------  ------------ -------------  ------------- -------------  ------------- ------------ ------------
% held in interest        50%           35%            20%           10%            5%            0%           0%
bearing account
--------------------  ------------ -------------  ------------- -------------  ------------- ------------ ------------

The bonus calculation will be an inception to date calculation done each year and fully paid out under the above percentages. A full and final settlement will be mutually agreed to by both parties in year seven (2006).

The interest bearing account will be a bank account in the name of Folksamerica and Humana Workers' Compensation Services, Inc. and all interest will accrue to Humana Workers' Compensation Services, Inc. to the extent that the related bonus principal is paid.

(3) The following fees are payable to HWCS monthly and are related solely to Allocated Loss Adjustment Expenses (ALAE);

A) Medical network access fees of 30% of savings below prevailing Florida fee schedule.
B)   On-site medical case management fees as detailed on Attachment A hereto.

                                  ATTACHMENT A


         The following flat rates for on-site medical case management services include one (1) hour travel time and fifty (50) miles travel distance for "in person" services. Miles traveled beyond fifty (50) shall be reimbursed at $0.32 per mile.

SERVICE                                                                RATE
3-Point Medical Assessment in Person                                   $465
(Claimant, Physician, Employer)

          Description: Review referral information, schedule appointments and meet with the claimant physician and employer. Submit report.

3-Point Contact in Person                                              $585
with Attendant Care Assessment

         Description: Review referral information, schedule appointments, meet with claimant, physician and employer. Meet with claimant to review home environment, family support system, activities of daily living, functional abilities, limitations, and recommendations. Meet with physician to review attendant care assessment, sign assessment, submit report.

Claimant Visit in Person                                               $245

          Description: Review referral information, schedule appointment, and meet with claimant. Submit report.

Physician Visit In Person                                              $245

          Description: Review referral information, schedule appointment, and consult with physician. Submit report.

Employer Visit                                                         $245

          Description: Review referral information, schedule appointment, and meet employer. Submit report.

2-Point Contact In Person                                              $365
(Claimant, Physician)
with Attendant Care Assessment                                         $485

          Description: Review referral information, schedule appointments, meet with claimant, physician. Submit report.

2-Point Contact in Person                                              $365
(Claimant, Employer) No Job Analysis

          Description: Review referral information, schedule appointments, meet with claimant and employer, interview supervisor.

SERVICE                                                                RATE
2-Point Contact in Person                                              $465
(Claimant, Employer) with Job Analysis

          Description: Review referral information, schedule appointments, meet with claimant and employer, interview supervisor, and observe job being performed. Submit job analysis report.

Claimant Contact in Person                                             $355
with Attendant Care Assessment
(Initial Assessment)

          Description: Review referral information, schedule appointment, meet with claimant. Refer to Attendant Care Assessment Description. Submit report.

Attendant Care Assessment in Person                                    $295
(Utilizing Revised AHCA Form)

          Description: Review referral information, schedule appointment, and meet with claimant to review home environment, family support system, activities of daily living, functional abilities and limitations, and recommendation. Submit report.

Re-Employment Assessment-Telephonic                                    $135
(Per New Rehab Rules 38.F)

          Description: Review referral information, and consult with claimant, physician and employer by telephone. Submit report.

Re-Employment Assessment in Person                                     $465
(Per New Rehab Rules 38.F)

          Description: Review referral information, schedule appointment, meet with claimant, physician and employer. Submit report.

Re-Employment Assessment with Job Analysis                             $565

          Description: Review referral information, schedule appointment, meet with claimant, physician, and employer. Refer to Job Analysis description. Submit report.

Vocational Assessment with Transferable                                $625
Skills Analysis (includes computerized analysis)

          Description: Review referral information, schedule appointment, and meet with claimant for comprehensive vocational interview. Develop vocational profile from work history, adjust to reflect functional limitations, and perform transferable skills analysis. Submit report.

                               ATTACHMENT A, CONT.


SERVICE                                                                RATE
Vocational Assessment/Job Analysis/                                    $725
Labor Market Survey

          Description: Review referral information, schedule appointment, meet with claimant for comprehensive vocation interview. Develop vocational profile from work history, adjusted to reflect functional limitations. Refer to Job Analysis description. Refer to Labor Market Survey description. Submit report.

Job Analysis in Person                                                 $260

          Description: Review referral information, schedule appointment to meet with employer, interview supervisor, and observe job being performed. Submit job analysis report.

Labor Market Survey with Transferable                                  $455
Skills Analysis (includes computerized analysis)

          Description: Review referral information, develop vocational profile from work history, adjust to reflect functional limitations and perform computerized transferable skills analysis to identify potential vocational goals. Review labor market resources, and conduct telephone survey of employers within given geographical area to document availability of jobs for vocational goal or goals identified. Survey will include a minimum of five (5) positive responses to support vocational goal or will include at least twelve (12) negative responses, to document goal is invalid. Submit report outlining results of TSA and labor market survey. LMS report will include employer name, phone number, contact person, hiring requirements, physical requirements of job and information regarding wages and job openings.

Labor Market Survey without Transferable                               $355
Skills Analysis (includes computerized analysis)

         Description: Review referral information and labor market resources, and conduct availability of jobs for given occupational goal and goals. Survey will include a minimum of five (5) positive responses (per Division guidelines) to support vocational goal or will include at least twelve (12) negative responses, to document goal is invalid. Report will include employer name, phone number, contact person, hiring requirements, physical requirements of job, and information regarding wages and job openings. Submit report.

Transferable Skills Analysis                                           $175

          Description: Review referral information TSA
          (computerized/non-computerized analysis) to identify potential vocational goals. Submit report.

                                    EXHIBIT B
                                       TO
                              MANAGEMENT AGREEMENT



         CLAIMS HANDLING PROCEDURES:

         The Manager, on behalf of the Company, will be responsible for handling, processing, adjustment and settlement of any and all claims, including all ceded and third party recoveries associated therewith, and other claims related activities associated with the PCA P&C business. This includes, but is not limited to, all claims associated with the loss portfolio transfers entered into by the Company prior to the closing date of the Folksamerica purchase of the Company from Humana. For sake of order in the administration under this Management Agreement, the different types of business are specifically classified as (1) Primary Workers Compensation, (2) Excess Workers Compensation, and (3) Other Liability (i.e. - the General Liability book assumed from FHB and later written directly by PCA P&C). This Exhibit will outline the various duties required on a general, which applies to all three business categories, as well as to each specific area.

                  GENERAL DUTIES

                  1. The Manager will handle, process, adjust and settle all losses in accordance with the appropriate state statutes and generally accepted "best claim handling practices/standards." The Manager will ensure that only covered losses are accepted and that all potential third party recoveries including, but not limited to, SDTF recoveries, reinsurance recoveries, subrogation recoveries and salvage, where appropriate, are timely filed and pursued. The Manager will act in good faith when handling these matters on behalf of the Company.

                  2. The Manager will maintain all claim records for the Company, including the "paper" claim file (which will include the original investigative information, medical and wage information, doctors reports, legal notices, etc.) and the electronic claim file. The Manager will be responsible for maintaining these records and will serve as the Company's custodian of records. The Manager will be responsible for the maintenance of records for files and items that are sent to off site storage. The Manager will track all losses that have been settled via an annuity or structure basis and will retain records related to these types of settlements.

                  3. The Manager, in consultation with the Company, will maintain competent and adequate staff to manage the run off of the portfolio of the Company's losses. The Manager will initially set, and periodically update, internal procedures, providing them to the Company for approval, which will outline the Manager's "best claim handling practices/standards" requirements. Those procedures should include requirements relating to the following areas:

                            - File creation, closing, and reopening, including computer system input and paper file maintenance.
                            -      Diary maintenance, size and frequency.
                            -      Investigation requirements and file
                                   documentation.
                            -      Mail processing standards.
                            -      Coverage confirmation, coverage issue
                                   recognition, ROR issuance, declination
                                   issuance, etc.
                            - Reserve calculations, timing, authorities, etc.
                            -      Payment approval (double signature required
                                   over $1,000), timing, authority, etc.
                            -      Vendor assignment guidelines, criteria and
                                   auditing.
                            - Subrogation/Salvage/3rd party recovery analysis, tracking, follow up and collection.
                            - SDTF recovery analysis, tracking, follow up and collection.
                            - Reinsurance administration including, but not limited to premium calculation, audits, loss reporting, updating, billing and collection.

                  If additional areas develop that need to be addressed, the Manager will set a new and appropriate procedure to be implemented, which will submitted to the Company for approval.

                  4. The Manager will follow the authority guidelines for reserve and payment as outlined in the following business specific sections. The Manager shall provide appropriate notice and information to the Company when seeking authority as spelled out in these sections. The Manager will submit a written request for the authority to the Company. The format of the authority request and the type of information required, whether in the submission or as an attachment, will be addressed on a case by case basis. The Company will return a signed copy of this authorization request, either confirming or adjusting the item(s) requested, prior to the Manager actually performing the requested authority (i.e.-booking reserves or making an offer of settlement above the stated authority level). At no time will the Manager have the requested authority unless they have a signed acknowledgment from the Company.

                  5. The Manager will use only vendors that have been approved by the Company. A list of the approved vendors may be periodically updated by written request of the Manager.

                  6. The Manager will provide prompt notice to the Company of all situations where it becomes known to the Manager that:

                            - a claim, demand, action, suit or proceeding has been brought, threatened, commenced or made against the Company on matters that the Manager is handling on behalf of the Company.
                            - a claim's potential exceeds the authority limits for reserve changes and payments as set forth in the business specific sections of this Exhibit.

                            - a potential coverage dispute may arise that would warrant the seeking of a coverage opinion from counsel, the issuance of a Reservation of Rights letter or the declination of coverage. The Company will be informed prior to the Manager's final communication to the insured.
                            - a claim will be adjudicated by arbitration, mediation, or court/tribunal of jurisdiction. The Manager will give at least one (1) month notice prior to the scheduled proceedings date to the Company, such notice to include an appropriate action plan for the Company's consideration.
                            -      a claim is being disputed or has gone
                                   uncollected from a reinsurer for longer than 180 days from the date of initial billing.
                            - a SDTF "approved" recovery has not been collected within three (3) years from its initial submission.
                            - a claim has been closed by payment of an amount awarded by final judgment by a tribunal of competent jurisdiction.

                  7. The Manager has no authority to subcontract any "traditional" claim activities to a non-party to this agreement without the express written consent of the Company.

                  PRIMARY WORKERS COMPENSATION

                  1. The Manager's reserve and payment authority on a per file basis limits the ability of the Manager to adjust the individual case incurred development with out the express consent of the Company. When suggesting changes above the Manager's stated authority, the Manager needs to provide to the Company the complete payment and reserve history for consideration. In addition thereto, the Manager should provide a report that includes the insured's information, claimant's information, description of accident, date of loss, date of report to Manager or Manager's predecessor, relevant coverage information, nature of injury, prognosis, current medical developments, current work status, litigation status, current reserve and paid information, recommended change, current reinsurance status, SDTF information, and the Manager's action plan.

                  2. The Manager will review all open losses on a regular diary. Every open file will be assigned to and reviewed by a handler of competent knowledge and skill for the loss involved. In addition to the assigned handler, a "claim supervisor" will oversee the handler's activities and will be required to review every open file at least twice during an annual period. The claim supervisor will be responsible for ensuring that "best claim practices" are being followed and that outstanding reserves are adequate.

                  3. The Manager will maintain a booklet/binder, which will be periodically (at a minimum annually) updated, of all open losses with incurred amounts greater than $250,000 for the Company's benefit and use. The Company will receive the periodic updates on the open losses. If a claim that meets criteria to be included in this booklet and subsequently closes, the Manager will provide a closing update to the Company.

                  4. The Manager will have authority to pay medical providers, approved vendors, claimant's periodic indemnity payments, etc. associated with the day to day administration of business. That said, if the amount involved exceeds the stated authority level, the Manager is required to obtain the Company's written authority prior to settling the related matter.

                  5. The Manager has authority to pay up to $50,000 for indemnity and $100,000 for medical on a per transaction basis. That said, if the payments result in a change to incurred of $50,000, the Manager needs to obtain authority from the Company. Any amount in excess of these amounts requires the Company's prior written approval.

                  6. The Manager has authority to change reserves, either increase or decrease, by $50,000 on a per file basis. If payments and reserve adjustments over the twelve (12) prior months has resulted in the decrease of $50,000 to the reserves, the Manager is required to reevaluate the reserve adequacy of the file and report to the Company accordingly.

                  7. The Manager will not commute future liabilities by accelerating payments without the express written consent of the Company.

                  EXCESS WORKERS COMPENSATION

                  1. The Manager will have on staff a person(s) of appropriate background and knowledge to address this diverse and complex book of business.

                  2. The Manager will secure the necessary information to evaluate the Company's exposure under these policies. If that information is not available via reports from the various insureds, the Manager will advise the Company that an audit is required. The Manager will give the Company the option to participate in the audit. That said, the Manager will be responsible to complete the audit and provide an detailed report of findings to the Company.

                  3. The Manager will have authority to the insured various items due that are within the Manager's authority level and associated with the day to day administration of business. That said, if the amount involved exceeds the stated authority level, the Manager is required to obtain the Company's written authority prior to settling the related matter.

                  4. The Manager has authority to pay up to $50,000 on a per transaction basis. That said, if the payments result in a change to incurred of $50,000, the Manager needs to obtain authority from the Company. Any amount in excess of these amounts requires the Company's prior written approval.

                  5. The Manager has authority to change reserves, either increase or decrease, by $50,000 on a per file basis. If payments and reserve adjustments over the twelve (12) prior months has resulted in the decrease of $50,000 to the reserves, the Manager is required to reevaluate the reserve adequacy of the file and report to the Company accordingly.

                  6. The Manager will not commute future liabilities by accelerating payments without the express written consent of the Company.

                  OTHER LIABILITY

                  1. The Manager will have on staff a person(s) of appropriate background and knowledge to address this diverse and complex book of business.

                  2. Every newly reported loss will be evaluated upon receipt and determined if there are any coverage issues. The Manager will put in place appropriate procedures to ensure that coverage in fact exists and that the loss being reported is a covered item.

                  3. The Manager will maintain the computer system that was in use when the coverage was bound and/or provide for the conversion and preservation of theses records. In this regard, the Manager will ensure that all loss activity that was booked to this system is maintained and referred to during the adjustment of the currently open or newly reported losses.

                  4. The Manager will maintain a booklet/binder, which will be periodically (at a minimum annually) updated, of all open losses regardless of the reserve amount for the Company's benefit and use. The Company will receive the periodic updates on the open losses. If a claim that meets criteria to be included in this booklet and subsequently closes, the Manager will provide a closing update to the Company. The content of these individual reports will include insured information, claimant(s) information, description of accident, date of loss, date of report to Manager or Manager's predecessor, all coverage information, litigation information, reserve and payment information, current status and action plan.

                  5. The Manager has authority to settle losses up to $50,000 that have been properly investigated and evaluated for adjudication. That said, if the settlement will result in the total paid amount in excess of $50,000, the Manager must request authority from the Company prior to entering into negotiations.

                  6. The Manager has authority to reserve individual losses up to $100,000 on a per policy basis. If the Manager believes that the reserve should be greater than $100,000, they should request authority from the Company prior to posting the reserve.